EXHIBIT 5.1

                                May 20, 1997


Infosafe Systems, Inc.
342 Madison Avenue
New York, NY  10173

Gentlemen:

We have acted as counsel to Infosafe Systems, Inc. (the "Company") in connection with its filing of a registration statement on Form S-3 File No. 333-_____ (the "Registration Statement") covering
(i) 1,603,274 Units, each Unit consisting of one share of Class A Common Stock, $.01 par value (the "Class A Common Stock"), 1.11721 redeemable Class A Warrants, each Class A Warrant exercisable for one share of Class A Common Stock and one Class B Warrant, and 1.11721 redeemable Class B Warrants exercisable for one share of Class A Common Stock (the "Warrants") and (ii) certain other securities of the Company including shares of Class A Common Stock issuable upon exercise of outstanding warrants of the Company, as more particularly set forth in the Registration Statement.

In our capacity as counsel to the Company, we have examined the Company's Certificate of Incorporation, as amended and By-laws, as amended to date, and the minutes and other corporate proceedings of the Company.

With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto.
 In all such examinations we have assumed conformity with the original documents of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us.

  On the basis of the foregoing, we are of the opinion that:

   (i)	  the shares of Class A Common Stock covered by the
         Registration Statement which are currently outstanding have been validly authorized and are legally issued, fully paid and non-assessable;

   (ii)	 the Warrants included in the Units and Warrants issuable
         upon exercise of the Unit Purchase Option issued to D.H. Blair Investment Banking Corp. (the "Unit Purchase Option") will, when sold as contemplated by the Registration Statement, constitute legal, valid and binding obligations of the Company; and


   (iii)	the shares of Class A Common Stock issuable upon
         exercise of the foregoing Warrants and the Unit Purchase Option will, upon issuance and payment in accordance with the terms of the Warrants and Unit Purchase Option, be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                        Very truly yours,


                         _/s/ BACHNER, TALLY, POLEVOY & MISHER LLP____ BACHNER, TALLY, POLEVOY & MISHER LLP


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